Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated June 17, 2020, of our audit of Jupiter Wellness, Inc, formerly known as CBD Brands, Inc., relating to the audit of the financial statements for the two years ended December 31, 2019 and 2018, and our audit of Magical Beasts, LLC of our report dated June 17, 2020 for the two years ended December 31, 2019 and 2018, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

July 14, 2020